Exhibit 99.1

311 SMITH INDUSTRIAL BLVD DALTON, GA 30721 706.259.9711

FOR IMMEDIATE RELEASE

MORE INFORMATION:

Leonard F. Ferro

Chief Financial Officer

T: 706.259.2689

TANDUS NAMES GLEN A. HUSSMANN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

DALTON, Ga. (February 2, 2007) — Tandus Group, Inc. (“Tandus” and “the Company”), announced today that Glen A. Hussmann has been named as president and chief executive officer and will serve as a member of the board of directors for the Company and its wholly owned subsidiary Collins & Aikman Floorcoverings, Inc. The selection of Mr. Hussmann, who will join Tandus on February 19, 2007, successfully concludes the candidate search announced previously.

Since March 2002, Mr. Hussmann has been the president, chief executive officer and chairman of the board of Reeves Brothers Inc., a specialty materials company that sells coated fabric products for a variety of industries with operations in South Carolina, North Carolina, Italy, and China. Prior to joining Reeves, Mr. Hussmann held various leadership positions during an 18-year career with General Electric Company’s Plastics division.

“After an extensive search, carefully considering both internal and external candidates, I am pleased to announce the selection of Glen A. Hussmann as the Company’s next president and chief executive officer,” said Richard J. Goldstein, chairman of the board of Tandus. “Glen is a talented, results-oriented leader with a proven track-record of creating shareholder value. The Board is excited to have Glen lead Tandus and its talented, dedicated people to new levels of success in the future.”

“The Company’s legacy of people, products, service, technology and environmental achievement is truly first-rate,” said Hussmann. “It is an honor to join Tandus, and I look forward to working with the rest of the management team to help the Company and its three brands – Monterey, C&A and Crossley – reach new heights.”

ABOUT TANDUS

Tandus unites the industry’s leading specialized commercial flooring brands – Monterey, C&A and Crossley – to offer its customers single-source innovative product design and technology, comprehensive services, and environmental leadership. Based in Dalton, Ga., Tandus is a leading commercial floorcoverings company. More information can be found online at www.tandus.com.

MONTEREY C&A CROSSLEY

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